Exhibit 10.2

PRELIMINARY AGREEMENT
DATED  22 December 2011

Repertory A No. [●]/2011

NOTARIAL DEED

On this 22 day of December two thousand and eleven (22.12.2011), the following persons appeared before me, [●], Notary in [●], running a Notary Office at [●], at the building [●] at ul. [●]:

(1)	[●], according to his/her statement a [●] citizen, residing in [●] at [●], holder of [●] passport No. [●], valid until [●], and

(2)	[●], according to his/her statement a [●] citizen, residing in [●] at [●], holder of [●] passport No. [●], valid until [●].

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[●] and [●] represent that, at this deed, they are acting for and on behalf of the company [●] [spółka z ograniczoną odpowiedzialnością] [spółka akcyjna] with its registered office in Warsaw (address: ul. [●], NIP [●], REGON [●]), entered in the commercial register of the National Court Register under number KRS [●], all of them as [●] authorised to represent the aforesaid company jointly [on the basis of powers of attorney granted on [●] (notary public [●], Rep. [●], which was presented at this Deed].

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[•] and [•] represent that the actual and legal status of the company has not changed since the day on which the excerpt, referenced in Section 1.4, was issued and their power of representation has neither expired nor been limited.

-	This company shall be hereinafter referred to as the “Seller”.

(3)	[●], according to his/her statement a [●] citizen, residing in [●] at [●], holder of [●] passport No. [●], valid until [●], and

(4)	[●], according to his/her statement a [●] citizen, residing in [●] at [●], holder of [●] passport No. [●], valid until [●].

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[●] and [●] represent that, at this deed, they are acting for and on behalf of the limited liability partnership with stock [●] with its registered office in [●], [●] (address:[●], tax identification number NIP [●]), entered in the commercial register of the National Court Register ([●]) [●] under number KRS [●], all of them as [●] authorised to represent the aforesaid company jointly [on the basis of powers of attorney granted on [●] (notary public [●], Rep. [●], apostilled on [●], and translated into Polish by sworn translator of the [●] language [●] on [●], Rep. [●], which was presented at this Deed].

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[•] and [•] represent that the actual and legal status of the company has not changed since the day on which the excerpt, referenced in Section 1.6, was issued and their power of representation has neither expired nor been limited.

The company shall be hereinafter referred to as the “Purchaser”.

The Seller and the Purchaser shall  be hereinafter referred to as the “Parties”.

The notary established the identity of the appearing parties on the basis of the identity documents cited by their names.

The capitalized terms used in this Agreement are defined in Schedule A to this Agreement unless provided otherwise in this Agreement.

PRELIMINARY AGREEMENT FOR THE SALE OF THE PERPETUAL USUFRUCT RIGHT TO A LAND AND THE OWNERSHIP RIGHT TO A BUILDING

1.	PRESENTED DOCUMENTS

At executing this deed, the following documents were presented by the Seller:

1.1.
An extract from Land and Mortgage Register No. [●], issued by the Central Information Office of the Land and Mortgage Registry on [●], [●], attached as Schedule 1.1 which provides, among other things, that:

1.1.1.	the Land and Mortgage Register is maintained with respect to the plot of land numbered [●] ([●] stroke [●]), zone [●], with an area of [●] sq.m. ([●] metres);

1.1.2.
according to an entry in Section I-O of the Land and Mortgage Register, the above described plot of land numbered [●] is located at ul. [●], in [●] District, Warsaw, and is developed with a [●]-storey office building constituting an object of separate ownership1;

1.1.3.	according to an entry in Section I-SP of the Land and Mortgage Register, the perpetual usufruct right is established until [●]2;

1.1.4.	according to an entry in Section II of the Land and Mortgage Register, plot No. [●] is owned by the [●]3;

1.1.5.	according to an entry in Section II of the Land and Mortgage Register, plot No. [●] is held in perpetual usufruct by the Seller4;

1.1.6.	[description of encumbrances is provided in this Section];

1.1.7.	according to the entries in Section IV of the Land and Mortgage Register, plot No. [●] is subject to [description of mortgages is provided in this Section];

1.1.8.	there are no pending motions (Polish: wzmianki) disclosed in the Land and Mortgage Register maintained for the Property.

1.2.
Extract from the land registry (Polish: rejestr gruntów) maintained by the [●], issued under the authorization by the [●] on [●], ref. No. [●], which provides, among other things, that plot of land No. [●] with an area of [●] ha, precinct [●], constitutes [●]

1.3.
Extract from the register of buildings (Polish: kartoteka budowli i budynków) issued under the authorization by the [●] on [●], ref. [●], stating, among others, that the building with register No. [●] at ul. [●] is an warehouse building with [●] storeys above-ground and three storeys underground, and has a development area of [●] sq.m.;

1.4.	Excerpt from the National Court Register maintained for the Seller, dated [●];

1.5.	Resolution of the shareholders’ meeting of the Seller dated [●] granting consent for the sale of the Property;

1.6.	Excerpt from the [●] Register maintained for the Purchaser, dated [●];

1.7.	[description of a master plan (if any) is provided in this Section].

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1.	[●] and [●], acting jointly on behalf of the Seller hereby represent and warrant to the Purchaser, as of the date of concluding this Agreement, as follows:

2.1.1.	Organization

The Seller is a limited liability company duly organized and validly existing under the laws of Poland.

2.1.2.	Authority

The Seller has power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement and the consummation by the Seller of the transaction contemplated hereby have been duly authorized by all necessary company actions on the part of the Seller. This Agreement has been duly and validly executed by the Seller and constitutes a valid and effective obligation of the Seller, enforceable against it.

2.1.3.	No Violation

(a)
The execution, delivery and performance of this Agreement by the Seller pursuant to the terms hereof shall not conflict with, or result in a breach of, any provision of the organizational documents of the Seller, any agreement to which the Seller is a party or any judgment, order, writ, injunction or decree of any court or other governmental body by which the Seller is bound.

(b)
The execution and performance of this Agreement will not lead to a detriment of the Seller’s creditors nor make impossible the satisfaction in whole or in part of a third party’s claim towards the Seller. In particular, neither the execution nor performance of this Agreement or any agreements referred to in it shall give grounds to any party to raise any claims under Art. 59 of the Civil Code or art. 527 and subsequent of the Civil Code.

(c)
The Seller has not been declared bankrupt and is not subject to liquidation or arrangement proceedings with creditors. To the Seller’s Best Knowledge, no application for bankruptcy or arrangement proceedings has been filed with respect to the Seller. There are no circumstances, and the execution of this Agreement will result in no circumstances that would entitle any Person to present a justified petition for the declaration of the Seller’s bankruptcy or for the instigation of arrangement proceedings against the Seller.

2.1.4.	Consents

Neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller of the transaction contemplated hereby, requires on the part of Seller any filing with, or any permit, consent or approval of any Governmental Entity.

2.1.5.	Legal title

(a)	The Seller is the sole registered perpetual usufructuary of the Land, and the sole owner of the Building and other structures developed thereon5.

(b)	The Property6 is free and clear of any and all Encumbrances, other than the Permitted Encumbrances.

(c)	The Seller has acquired the Property in good faith.

(d)	The excerpt from the Land and Mortgage Register maintained for the Property attached as Schedule 1.1, accurately, truly and completely reflects the legal status of the Property.

(e)
The Seller has not made any statements, deeds or agreements that would create an Encumbrance over the Property which could be registered in the Land and Mortgage Register maintained for the Property but has not been filed for  in the Land and Mortgage Register at the date of this Agreement.

(f)	No applications were made to the Land and Mortgage Register and to the Seller's Best Knowledge there are no grounds for a third party to make such application.

(g)	The sale of the Property as set out in this Agreement is not subject to any pre-emption right.

(h)	The Property is not subject to expropriation, division, consolidation or enforcement proceedings.

(i)
To the Seller's Best Knowledge there are: (i) no potential claims of the expropriated pre-war owners of the Land or their heirs and (ii) no reprivatisation claims have been filed against the Seller and (iii) no such claims, request and/or applications for the re-establishment of the legal title and/or re-possession of the Land and/or any part thereof relating to the use of the Land and/or any part thereof have been filed to the relevant authorities with respect to the Land.

2.1.6.	Other Property Matters

(a)
The Property has direct, free and unrestricted access to [●] which is a public road without a need to pass over any other land in the ownership or occupation of any third party. Access from the property to [●] and [●] is marked in colour on the map attached as Schedule 2.1.6(a).

(b)
To the Seller's Best Knowledge all connection points (przyłącza) of the utilities systems that service the Property are located on the Property and not on any other properties. Such connection points are marked in colour on the map attached as Schedule 2.1.6(b).

(c)	No part of the Building is located outside of the Land and the map attached as Schedule 2.1.6(c) describes the actual location of the Building on the Land.

(d)
To the Seller's Best Knowledge there are no property improvement fees (Polish: opłaty adiacenckie) that would be payable as a result of the construction of technical infrastructure servicing the Property with involvement of public means (Polish: budową urządzeń infrastruktury technicznej z udziałem środków publicznych).

(e)
The Seller has not received any document, letter or notice relating to any pending or threatened litigation, condemnation or other proceedings by or before any Governmental Entity, arbitrator or arbitration panel that would adversely affect the legal rights, operation, maintenance or use of the Property.

2.1.7.	Leases

(a)
All the Leases are listed in Schedule 2.1.7(a). All Leases are binding valid and, to the Seller's Best Knowledge, enforceable in accordance with their terms. None of the existing Tenants have questioned to the Seller the validity of any of the Leases nor the fact that the real estate tax, insurance premiums and perpetual usufruct fee are included in services under the Leases. None of the Leases has been terminated by the Seller. The Seller has not received a notice on termination of any of the Leases. To Best Seller’s Knowledge none of the Tenants is insolvent.

[additional sentence in Section 2.1.7 (a) applicable to Wrocław only:

The Company and the Tenant have settled the dispute about including perpetual usufruct fee in service charges and the Tenant pays 50% of such fees as part of service charges.]

(b)	The Seller has not signed any amendments, modifications or settlements in relation to any of the Leases other than as specified in Schedule 2.1.7(a).

(c)
No material default of the Seller or any of the Tenants is continuing on the date of this Agreement, under or in connection with, any Lease subject to the below qualifications. A material default by the Seller means any default that would entitle a Tenant to terminate the Lease or withhold or reduce any part of a rent or service charges. A material default by a Tenant means any default in the form of any arrears with a payment of rent or service charges for a period longer than 40 days, or a default that would entitle the Seller to terminate the Lease whether on the basis of the Lease directly or on the basis of applicable provisions of Polish law. In relation to a default of the Tenant, this Warranty is made to the Seller's Best Knowledge unless it relates to a default for arrears with rent, service charges or VAT for a period longer than 40 days or a failure to deliver, replace, replenish or extend the collateral securing the payment of the rent and service charges.

(d)
During 6 (six) months immediately preceding the date hereof, the Seller has not received any correspondence from any of the Tenants concerning that Tenant’s intention to withhold, reduce or otherwise cancel any payment under the respective Lease.

(e)
Schedule 2.1.7(e) contains a true, correct and complete list of the Collateral Documents. There have been no amendments or modifications to any of the Collateral Documents. To the Seller’s Best Knowledge, all the Collateral Documents have been validly executed and are valid and binding. The Seller has not received any notice from the issuers of the Collateral Documents questioning their validity.

(f)
Schedule 2.1.7(f) contains a true, correct and complete list of the Collateral Money, including any interest accrued thereon, and all obligations to return such Collateral Money to the respective tenant together with interest accrued. All the Collateral Money is kept by the Seller.

(g)	No claims for payment, other than specified in Schedule 2.1.7(g) have been made until the date hereof under any Collateral.

(h)
[Except as disclosed on Schedule 2.1.7(h)]7 none of the Leases nor any of the rents or other amounts payable thereunder, nor under any Collateral, has been assigned, pledged or encumbered by the Seller, and the Seller is not aware of any such assignment, pledge or Encumbrance having been made by its predecessor.

(i)
Except for "rent-free" or "rent reduction" periods under the Leases, no Tenant, and no Affiliate of any Tenant or any broker representing any Tenant, was or is entitled to any payment, allowance, rebate, refund or reverse payment or any other tenant incentive or consideration (Polish: świadczenie) in connection with any of the Leases.

(j)
There are no other agreements than the Leases that would entitle any Person to occupy any part of the Property. To the Seller's Best Knowledge no Person other than the Tenants, their subtenants and the facility management service provider (Sodexo) occupies or possesses any part of the Property whether pursuant to any agreement or without any legal title.

(k)
The monthly amounts of rents and service charges (both net of VAT) as invoiced to tenants in the Building for October 2011 are set forth in Schedule 2.1.7(k) and have been calculated in accordance with the respective Leases.

2.1.8.	Social security payments

The Seller has never been registered as a payer of the Polish Social Security contributions.

2.1.9.	Construction matters

(a)	All the Building Permits and Occupancy Permit are binding and final (Polish: ostateczne i niezaskarżalne w sądowo administracyjnym toku instancji).

(b)	All of: (i) Building, (ii) the Parking Places and other structures, and (iii) improvements located on the Property have been constructed in accordance with the Building Permits and applicable law.

(c)
To the Seller's Best Knowledge all of: (i) the Building, (ii) the Parking Places and other structures, (iii) fit outs, and (iv) improvements located on the Property, are used, if applicable, in accordance with the Occupancy Permits  and construction regulations.

(d)
To the Seller's Best Knowledge except for warranties and quality guarantees listed in Schedule 2.1.9(d), all the construction warranties expired and all retained amounts regarding the execution of construction works were returned to contractors and (if applicable) the bank guarantee securing the construction warranties has expired. The warranties and quality warranties listed in Schedule 2.1.9(d) are valid and to the Seller's Best Knowledge, enforceable in accordance with their respective terms.

(e)
No construction works are being carried out with respect to the Land or/and the Building, other than fit out works being performed by some of the Tenants. To the Seller's Best Knowledge all of such fit out works are being performed in accordance with the respective Leases.

2.1.10.	Environmental Matters

(a)
There is no contamination of the Property that would result in imposing on its owner an obligation to reclaim the soil, remove any Hazardous Substance from the Building or pay any fines under Environmental Law.

(b)	To the Seller's Best Knowledge no Hazardous Substances were used for the construction of the Building.

(c)	To the Seller's Best Knowledge no Hazardous Substances are stored or otherwise located on or under the Property in a manner which would be conflicting with the relevant provisions of law.

(d)	The Seller has not received any notice of fines, decisions or filings with respect to the Property by any Governmental Entity in connection with any Environmental Law.

(e)	The Seller is not aware of any facts, circumstances or conditions that could reasonably be expected to give rise to any claim, proceedings or action, or to any liability, under any Environmental Law.

2.1.11.	Litigation

The Seller has not been notified nor has it received any document, letter or  notice relating to (i) any pending or threatened litigation, condemnation or other proceedings by or before any Governmental Entity, arbitrator or arbitration panel in relation to the Property or the Leases, or (ii) any challenge of the Building Permits or the Occupancy Permit.

2.1.12.	Movables expedient for the operation of the Property

The Seller owns, free of any Encumbrance, all Movables listed in Schedule 2.1.12, expedient for the operation of the Property, being movables associated with the Property (Polish: przynależności). To the Seller's Best Knowledge there are no other movables than Movables that would be necessary to operate the Property in accordance with its purpose.

2.1.13.	Labor matters

The Seller does not have any employees for whom the Property would be an "employing enterprise" (zakład pracy) and who, upon the Purchaser’s purchase of the Property, would be automatically transferred to the Purchaser under Article 23¹ of the Labour Code.

2.1.14.	Completeness of Due Diligence Materials

The Seller, through the Due Diligence Materials, has disclosed to the Purchaser all relevant information relating to the legal (including the Leases), technical, tax, and environmental status of the Property as possessed by the Seller. All such information and documents provided to the Purchaser or its advisors prior to the date of this Agreement are accurate and complete. Due Diligence Materials have not been organized in a misleading manner. A full list of the Due Diligence Materials will be attached to the Final Agreement.

2.1.15.	Perpetual usufruct8

(a)
The Seller is in compliance with all the terms and condition of the agreement [description of the perpetual usufruct agreement]. None of the terms and conditions of the [description of the perpetual usufruct agreement] has been breached in a manner that would entitle [the owner of the land] to increase in the future the perpetual usufruct fee or terminate [description of the perpetual usufruct agreement].

(b)
The present amount of the annual perpetual usufruct fee for the Land is PLN [●]. That fee applies from [●]. The Seller is not in arrears with the payment of any perpetual usufruct fee. In particular, the Seller has paid the perpetual usufruct fee for 2011 [2012] in its full due value. [There is no pending dispute related to the amount of the annual perpetual usufruct fee.]

(c)
The Seller has not received any notification from the relevant authorities about the intention to increase the annual perpetual usufruct fee for the year 2012 in relation to the Property and to the Seller's Best Knowledge the said authorities have no intention to increase the annual perpetual usufruct fee in the year 2012.

2.1.16.	Compliance

(a)
The Seller is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(b)	Neither the Seller nor any owner of more than 10% of the beneficial interests in the Seller, nor, to the Seller’s Best Knowledge, any beneficial owner of the Seller:

(i)
is listed on the "Specially Designated Nationals" and "Blocked Persons List" maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii)	is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii)
is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

2.1.17.	Copyrights

The Seller is entitled to assign to the Purchaser all its economic copyrights regarding the design prepared on the basis of Agreements with Architects within the Fields of Exploitation.

2.1.18.	Separate Warranties

Each of the Warranties set forth in this Section 2 shall be construed as a separate warranty and representation and, save as expressly provided to the contrary, shall not be limited by, nor shall their extent or application be governed by, the terms of any of the other Warranties or, except as explicitly provided by this Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1.	[●] and [●], acting jointly9 on behalf of the Purchaser hereby represent and warrant to the Seller, as of the date of concluding this Agreement, as follows:

3.1.1.	Organization

The respective Purchaser is a limited liability partnership with stock (Polish: spółka komandytowo-akcyjna) duly organized and validly existing under the laws of its incorporation.

3.1.2.	Authority

The Purchaser has power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary company actions on the Purchaser. This Agreement has been duly and validly executed by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against it.

3.1.3.	No Violation

The execution and performance of this Agreement by the Purchaser pursuant to the terms hereof shall not conflict with, or result in a breach of, any provision of the organizational documents of the Purchaser, any agreement to which the Purchaser is a party or any judgment, order, writ, injunction or decree of any court or other governmental body by which the Purchaser is bound.

3.1.4.	Consents

Neither the execution of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby, will require on the part of the Purchaser any filing with, or any permit, consent or approval of any Governmental Entity, other than permits, consents and approvals set forth in this Agreement.

3.1.5.	Bankruptcy

The Purchaser has not been declared bankrupt and is not subject to liquidation or arrangement proceedings with creditors. To the Purchaser’s best knowledge, no application for bankruptcy or arrangement proceedings has been filed with respect to the Purchaser. There are no circumstances, and the execution of this Agreement will result in no circumstances that would entitle any Person to present a justified petition for the declaration of the Purchaser’s bankruptcy or for the instigation of arrangement proceedings against the Purchaser.

3.1.6.	Funding

1.1.1 The Purchaser has secured and will have at the time of the Closing the necessary funds to timely pay and perform its payment obligations under the Agreement and to complete the transactions contemplated in the Agreement.

3.1.7.	Due Diligence

Without prejudice to Section 2.1.14, the Purchaser confirms that it has carried out using professional advisors due diligence related to the legal, tax, commercial, technical and environmental status of the Property and is aware of the results of such due diligence.

3.1.8.	No actual knowledge of incorrectness of the Warranties

As at the date of this Agreement, the Purchaser is not aware of any incorrectness of the Warranties that would entitle it to claim the Losses and/or rescind the Agreement.

3.1.9.	Reliance

Except for the Warranties, the Purchaser does not rely on any other statements, warranties or any other information submitted or provided by or on behalf of the Seller. The Purchaser acknowledges that the Seller gives no representation, warranty or guarantee with respect to a technical condition of the Property and that albeit the Seller Warranted to the Purchaser the amounts that Tenants are and will be obliged to pay to the Purchaser under the Leases as rents and service charges, following the execution of the Final Agreement, but the Seller will not Warrant that the Tenants will comply with their obligations to make payments that will be due to the Purchaser – following the sale of [●] and the ownership of the Building to Purchaser – under the Leases.

3.1.10.	Compliance

(a)	The Purchaser is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of the OFAC and in any Orders.

(b)	Neither the Purchaser nor any owner of more than 10% of the beneficial interests in the Purchaser, nor, to the Purchaser’s knowledge, any beneficial owner of the Purchaser:

(i)	is listed on any of the Lists;

(ii)	is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii)
is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

3.2.
[●] and [●], acting jointly on behalf of the Purchaser hereby represent and warrant, on behalf of the Purchaser to the Seller, as of the date of this Agreement, that the Purchaser is an entrepreneur with its registered office in the European Economic Area and, as the Land is not an agricultural land or forest within the meaning of the Law on Acquisition of Real Estate by Foreigners dated 24 March 1920 (unified text Journal of Laws of 2004 no. 167 item 1758), no permit of the Minister of Internal Affairs and Administration is required for the purchase of the Property by the Purchaser on the basis of article 8 Section 2 of this Law.

4.	UNDERTAKING TO CONCLUDE AN AGREEMENT FOR THE SALE AND PURCHASE OF THE PERPETUAL USUFRUCT RIGHT TO A LAND AND THE OWNERSHIP RIGHT TO A BUILDING, ASSIGNMENT OF RIGHTS

4.1.	Sale and Purchase

4.1.1.	Subject to the conditions precedent referred to in Section 4.1.2 and other terms and conditions of this Agreement:

(a)
[●] and [●], acting on behalf of the Seller, hereby undertake to sell to the Purchaser the Property (i.e. the perpetual usufruct right to the Land and the ownership of the Building), and Movables, and undertake to assign:

(i)
all rights in relation to the Collateral Documents (excluding the Non-Assignable Collateral Documents, to the extent they remain non-assignable to the Purchaser on the Closing Date) and all the rights to all the Collateral Money;

(ii)	all rights arising out of construction guarantees and warranties, the list of which constitutes Schedule 2.1.9(d) hereto;

(iii)
all economic copyrights to the designs prepared pursuant to the Agreements with Architects, within the Fields of Exploitation, and to the extent that the Seller is vested with such rights, any derivative rights (Polish: prawa zależne) to such designs.

free from any and all Encumbrances save for Permitted Encumbrances, for the Price (increased by the applicable VAT;

(b)
[●] and [●], acting on behalf of the Purchaser, hereby undertake to purchase from the Seller the Property (i.e. the perpetual usufruct right to the Land and the ownership title to the Building)10, the Movables, and shall accept the assignment of:

(i)
all assignable rights in relation to the Collateral Documents (excluding Non-Assignable Collateral Documents, to the extent they remain non-assignable to the Purchaser on the Closing Date) and all the rights to all the Collateral Money (the Purchaser hereby assumes the liability to return the Collateral Money to the respective Tenants in accordance with the respective Leases);

(ii)	all rights arising out of construction guarantees and warranties, the list of which constitutes Schedule 2.1.9(d) hereto;

(iii)
all economic copyrights to the designs prepared pursuant to the Agreements with Architects, within the Fields of Exploitation, and to the extent that the Seller is vested with such rights, any derivative rights (Polish: prawa zależne) to such designs.

free from any and all Encumbrances save for Permitted Encumbrances, for the Price (increased by the applicable VAT),

on the terms and conditions of the final purchase agreement executed in the form attached as Schedule 4.1.1 to this Agreement (the “Final Agreement”).

4.1.2.	The Seller and the Purchaser agreed to execute the Final Agreement, subject to:

(a)	the occurrence of any of the following:

(i)
the receipt by the Purchaser of the decision of the President of the Office of Competition and Consumers which grants the consent to the implementation of the concentration in relation of the transaction described in all of the Preliminary Transaction Documents, or

(ii)
if no decision is issued by President of the Office of Competition and Consumers, the expiry of the statutory period of time within which the decision of the President of the Office of Competition and Consumers should be issued pursuant to Art. 96 of the Anti-Trust Law, or

(iii)
the receipt by the Purchaser of the letter issued by the President of the Office of Competition and Consumers which advises the Purchaser that the transaction described in all of the Preliminary Transaction Documents does not constitute concentration within the meaning of Art. 13 Section 2 item 2 of the Anti-Trust Law, or

(iv)	the receipt by the Purchaser of the decision of the President of the Office of Competition and Consumers which terminates the merger control proceedings on the above mentioned basis; and

(b)	the Conforming Tax Rulings shall have been obtained; and

(c)	all of the Affiliated Conforming Tax Rulings shall have been obtained.

4.1.3.	The Parties have executed on the date hereof the USD Escrow Agreement, a draft of which constitutes Schedule 4.1.3 hereto.

4.1.4.
The Parties undertake to conclude, by 28 February 2012, the Escrow Agreement, that will be subject to Financing Bank and [Bank’s] (if applicable) comments. The Parties will negotiate in good faith terms and conditions of such Escrow Agreement. Terms of the Escrow Account shall provide for the mechanism of release of the amount of the Deposit (or the amount of Euro equivalent of the Deposit) as provided for in Section 5.3.3.

[additional Section 4.1.5 applicable to Wrocław only:

4.1.5.	This Agreement shall come into force under the condition that the Purchaser withdraws from the Wrocław Agreement on Shares in the case specified in Point 9 of the Wrocław Agreement on Shares.]

4.2.	Closing Date

4.2.1.
The intention of the Parties is to have a Closing of the transaction contemplated hereby on or prior to 29 March 2012 (the “Target Closing Date”). The Target Closing Date may be extended further only in the cases listed in Section 4.3. If the conditions precedent referred to in Section 4.1.2  are not satisfied on or before the Target Closing Date, this Agreement shall expire. If the conditions precedent referred to in Section 4.1.2 are satisfied before the Target Closing Date the Closing shall take place on the date determined pursuant to this Agreement (“Closing Date”), even if the Closing Date would occur after the Target Closing Date.

4.2.2.
If the conditions precedent referred to in Section 4.1.2 are satisfied not later than on 10th (tenth) Business Day prior to the Target Closing Date, the Closing shall take place on the Target Closing Date. If the conditions precedent referred to in Section 4.1.2 are satisfied later than on the 10th (tenth) Business Day prior to the Target Closing Date, the Closing shall take place within the next 10 (ten) Business Days irrespective of the Target Closing Date.

4.2.3.
Notwithstanding the above, the Purchaser shall be entitled, provided that all Purchaser’s Transacting Affiliates waive their rights to obtain the Affiliated Conforming Tax Rulings, to waive both (and only both together) conditions referred to in Sections 4.1.2(b) and 4.1.2(c) in which case they will be considered as non existing (Polish: niezastrzeżone). In such case the Closing will occur within 20 Business Days from the receipt by the Seller and Seller’s Transacting Affiliates of a waiver notice issued by the Purchaser and Purchaser’s Transacting Affiliates notifying the Seller and the Seller’s Transacting Affiliates about the waiver.

4.2.4.	The Closing shall take place on a Business Day in the offices of Salans D. Oleszczuk Kancelaria Prawnicza sp. k. in Warsaw unless the Parties agree otherwise.

4.3.	Postponement of the Closing Date

4.3.1.
Either Party shall be entitled to postpone the Closing Date, but only once and only for the reasons specified in this Agreement. Unless Section 7.3 or 7.4 applies, the Closing Date shall be postponed by a period of not more than 10 Business Days as stated in the notice postponing the Closing Date ("Postponement Notice"). The Postponement Notice is effective only if signed by a given Party jointly with all of its Transacting Affiliates in accordance with the form attached hereto as Schedule 4.3.1. To avoid doubts the Postponement Notice may be signed in counterparts by relevant entities.

4.3.2.	The Postponement Notice shall be sent as soon as possible but not later than on the originally scheduled Closing Date or the Closing Date as postponed by the other Party, as the case may be.

4.3.3.
If both Parties send Postponement Notices prior to the originally scheduled Closing Date, in accordance with Section 4.3.2, the Postponement Notice providing for a longer period of postponement of the Closing Date shall prevail and be binding for both Parties.

4.3.4.	Subject to Section 4.3.5, the Closing Date may be postponed only for one of the following reasons:

(a)	by the Purchaser for the reasons specified in Section 5.4.3 and 6.5,

(b)	by the Seller for the reasons specified in Section 5.6.

4.3.5.	Notwithstanding the above the Closing Date shall be automatically postponed in the circumstances specified in Section 7.3 and 7.4.and in accordance with those provisions.

4.3.6.	There should be no further postponements of the Closing.

4.4.	Transfer of Enterprise

The Parties declare that the transfer of the Property is an asset sale, and the Final Agreement or any other action in connection with the Final Agreement shall not be a sale or other kind of transfer of the Seller’s enterprise (or its organized part). The Seller shall ensure that the Purchaser will not have any liability for the Seller’s obligations under Article 55(4) of the Civil Code and Article 23¹ of the Labor Code.

4.5.	Entire Transaction

The Parties and their respective Transacting Affiliates treat, from the business perspective, the transaction contemplated by this Agreement and transactions contemplated by the Preliminary Transaction Documents as one transaction between the two groups of companies. Therefore the Parties agreed that the Final Agreement shall be signed simultaneously with all the Final Transaction Documents and each Party may withhold from signing the Final Agreement if any of the other Party's Transacting Affiliates refuses or withholds from signing of any other Final Transaction Document.

5.	PRICE, SETTLEMENT OF PAYMENTS

5.1.	Price

The purchase price for the Land, the Building and other rights (including the Assignable Rights) to be transferred to the Purchaser under the Final Agreement shall amount to Euro [●](“Price”). The portion of the Price relating to:

5.1.1.	the Land amounts to [●];

5.1.2.	the Building amounts to [●];

5.1.3.	the structures located on the Land amounts to [●];

5.1.4.	the Movables (Polish: ruchomości) amounts to [●];

The portion of the Price payable for the Land, the Building and the structures located on the Land includes: (i) the assignment of rights under the Collaterals, (ii) the copyrights stemming from the Agreements with Architects within the Fields of Exploitation, and (iii) other rights assigned under the Final Agreement. However in the case the Conforming Tax Rulings will confirm that the sale of the Land and the Building is exempt from VAT and is subject to tax on civil transactions, the assignment of the Collaterals, the copyrights stemming from the Agreements with Architects within the Fields of Exploitation, and other rights assigned under the Final Agreement will be subject to VAT and the portion of the Price payable for such an assignment shall be EUR 2000 (increased by VAT).

5.2.	Payment and taxes

5.2.1.	The Price shall be paid in EUR.

5.2.2.
If VAT is applicable the Price shall be increased by VAT which shall be paid by the Purchaser in PLN, in accordance with the average rate of exchange of the National Bank of Poland applicable in calculating the amount of VAT obligation. If pursuant to the Conforming Tax Rulings VAT is not applicable, then the sale of the Property shall not be subject to VAT and the Purchaser, in addition to the Price payable on the Land, the Building and the structures located on the Land, shall pay the tax on the civil acts.

5.3.	Deposit

5.3.1.
The Purchaser shall pay the Deposit to the USD Escrow Account opened pursuant to the USD Escrow Agreement. The Deposit is to secure Purchaser's commitment to exercise the transaction contemplated by this Agreement. If the Deposit is not paid to the USD Escrow Account on or prior to 12 January 2012, the Seller shall be entitled to rescind this Agreement with immediate effect.

[in Wrocław Section 5.3.1 has following wording:

According to Point 5.7 of the Wrocław Agreement on Shares the Purchaser is obliged to pay until 12 January 2012 to the escrow account maintained by RBS Bank (Polska) S.A. (which is the same account as USD Escrow Account opened in accordance with USD Escrow Account Agreement) the deposit in the amount and currency corresponding to the amount and currency of the Deposit.

In the case the condition precedent of this agreement specified in Point 4.1.5 hereinabove is fulfilled, the deposit paid by the Purchaser according to Point 5.7 of the Wrocław Agreement on Shares shall automatically become the Deposit and shall constitute the collateral of the Purchaser's obligation to effect the transaction provided for in this Agreement. In the case the deposit described in Point 5.7 of the Wrocław Agreement on Shares is not paid until 12 January 2012, the Seller shall be entitled to withdraw from this Agreement with immediate effect. ]

5.3.2.
If the Final Agreement is signed, the Deposit shall be repaid to the Purchaser on the Closing Date following the execution of the Final Agreement, provided that the Purchaser may prior to the Closing convert the Deposit to EUR in which case the converted Deposit may be used to pay a portion of the Price. In the case the Purchaser wishes to convert the Deposit to EUR, the Parties shall execute and deliver to RBS Bank (Polska) S.A. a joint instruction to transfer the Deposit to the designated Escrow Account.

5.3.3.
If the Closing does not occur on or prior to 31 March 2012, the Deposit shall be repaid to the Purchaser on [16] April 2012 unless the Seller notifies the Escrow Agent prior to [16] April 2012 that it is entitled to the contractual penalty specified in Section 7.7 and delivers a copy of a writ (with paid arbitration fee) of the Seller against the Purchaser. If a writ is delivered to the Escrow Agent, the Deposit shall be released pursuant and in accordance with the arbitration award (or settlement), upon a joint instruction of the Seller and the Purchaser, or upon the withdrawal of the above writ by the Seller.

5.4.	Certificates

5.4.1.	Within 30 days from the signing of this Agreement, the Seller shall issue and deliver to the Purchaser the written consents entitling the Purchaser to apply to the relevant public authorities for:

(a)
a certificate relating to the Seller issued by the tax office appropriate for the Seller pursuant to Article 306g of the Tax Ordinance dated 29 August 1997, confirming that the Seller is not in arrears with respect to relevant taxes;

(b)
a certificate relating to the Seller issued by the branch of the Social Insurance Institution (ZUS) and by the National Disabled Persons Rehabilitation Fund (PFRON) pursuant to Article 306g of the Tax Ordinance dated 29 August 1997, confirming that the Seller does not default on the payment of social insurance contributions or contributions to PFRON or is not registered in ZUS and/or PFRON; or the Seller will deliver the certificate issued in accordance with Article 217 of the Code of Administrative Procedure issued by the branch of the Social Insurance Institution (ZUS) and by the National Disabled Persons Rehabilitation Fund (PFRON) confirming that the Seller does not default on the payment of social insurance contributions or contributions to PFRON or is not registered in ZUS and/or PFRON;

(c)
certificates relating to the Seller issued by the municipalities in which the Seller owns or leases real properties, issued pursuant to Article 306g of the Tax Ordinance dated 29 August 1997, confirming that the Seller is not in arrears with respect to local taxes; and

(d)
a certificate relating to the Seller issued by the customs office appropriate for the Seller, pursuant to Article 306g of the Tax Ordinance dated 29 August 1997, confirming that the Seller is not in arrears with respect to excise duty and customs duty and to collect those certificates before the Closing Date (“Certificates”).

5.4.2.
The Purchaser will use its reasonable efforts to obtain such Certificates prior to the Closing Date. In the event any such Certificate states that the Seller owes any amounts to an issuer of such a Certificate, the amount stated on such a Certificate shall be retained from the Price at Closing and shall be paid to the Seller within 3 (three) Business Days following the delivery to the Purchaser of the certificate obtained by the Seller and issued by the relevant authority (pursuant to Article 306g of the Tax Ordinance dated 29 August 1997) and addressed to the Purchaser, confirming that the Seller is no longer in arrears with any amounts of tax or other public duty to the relevant authority. If such certificate is not obtained by the Seller and delivered to the Purchaser within 20 (twenty) Business Day following the Closing Date, the Price shall be decreased by the amount specified on the original Certificate as due from the Seller to a relevant authority.

5.4.3.
If the Purchaser is unable to obtain the Certificates within the prescribed time, the Purchaser shall decide whether to sign the Final Agreement at the Closing Date or whether to postpone the Closing Date.

5.5.	Acquisition Bank Loan

5.5.1.
Purchaser’s obligation to purchase the [proper description of the legal title to the Property] is not subject to third party financing and the Purchaser does have financial means to meet its obligations under this Agreement. However, the Purchaser intends to obtain the Acquisition Bank Loan to finance part of the Price and/or VAT payable on the Price. If any such finance is not obtained it shall not limit or otherwise prejudice Purchaser’s obligations under this Agreement to acquire [proper description of the legal title to the Property] and pay the Price and VAT payable on the Price (if payable).

5.5.2.
The Purchaser shall inform the Seller, not later than by 31 January 2012, if any portion of the Price and/or VAT payable on the Price is going to be financial pursuant to the Acquisition Bank Loan. Failure to inform the Seller about the Acquisition Bank Loan by the above deadline shall mean that the Price shall be in full paid by the Purchaser.

5.5.3.	In the event the Purchaser is granted the Acquisition Bank Loan, the Acquisition Bank Loan shall be released from the Escrow Account only subject to:

(a)
execution of the Final Agreement by the Parties and filing of the Final Agreement with the relevant land & mortgage register maintained for the Property11, and such filing shall be confirmed by an excerpt from the said register disclosing annotation confirming such filing, and

(b)
execution by the Purchaser of all mortgages securing the Acquisition Bank Loan (in which case they will become a part of the Final Agreement) and filing of the mortgages with the with the relevant land & mortgage register maintained for the Property12, and such filing shall be confirmed by an excerpt from the said register disclosing annotation confirming such filing.

5.5.4.	The Parties shall cooperate in good faith to enable the Purchase to be able to use external financing to pay the Price (or part thereof) and/or VAT payable on the Price (if payable).

5.6.	Escrow Accounts

Notwithstanding Section 4.1 and any other provision of this Agreement, the Seller shall not be bound to sing the Final Agreement unless the Purchaser complies with the following obligations:

5.6.1.
the Purchaser pays to the Escrow Account and delivers to the Seller at least 3 (three) Business Days prior to the Closing a statement issued by the Escrow Agent confirming that the Price and the VAT (if any) payable thereon (including the amounts to be disbursed pursuant to the Acquisition Bank Loan) are deposited in full (in Euro in relation to the Price and in PLN in relation to the VAT, if any) on the Escrow Accounts,

5.6.2.	the Purchaser and Purchaser's Transacting Affiliates sign the Instruction simultaneously with the Final Transaction Documents,

provided that if the Purchaser fails to comply with Section 5.6.1 and/or 5.6.2 the Seller shall be entitled to postpone the Closing Date or rescind the Agreement for the Purchaser's breach of the Agreement. If the Purchaser fails to comply with Section 5.6.1 and/or 5.6.2 by the Closing Date postponed as per the Seller's Postponement Notice, the Seller shall be entitled to rescind this Agreement with immediate effect.

6.	COVENANTS

6.1.
During the period between the date of this Agreement and the Closing Date, the Seller shall continue to manage the Property in an efficient and businesslike manner, and, in particular, shall continue to provide such services to the Building and the Property as the Seller is obliged to provide under the terms of the relevant Leases.

6.2.	The Seller shall not, without a prior written consent of the Purchaser:

6.2.1.
enter into any new lease agreement relating to the Property (or any part thereof) or into any amendment to any of the Leases, or to any agreement that would provide any undertaking to terminate or amend any of the Leases;

6.2.2.	terminate any of the Leases,

6.2.3.	transfer, waive or encumber its rights and receivables under the Lease(s);

6.2.4.
dispose of the Property (or any part thereof) or any of the Movables, to any third party, or establish any Encumbrance on the Property (or part thereof); or enter into any agreement pursuant to which the Seller would undertake to dispose or encumber the Property (or any part thereof) or any of the Movables;

6.2.5.	transfer, waive, modify or encumber any of the rights that will be assigned to the Purchaser; or

6.2.6.	make any material changes to the Property (or any part thereof).

6.3.
The Seller shall promptly notify the Purchaser and supply copies of any correspondence with the Tenants connected with the Lease(s), which is related to the invalidation, ineffectiveness, termination, breach, rent reduction or re-negotiation of any of the Lease(s) and will provide information on any circumstances which may lead to consequences, as above.

6.4.	The Seller shall, until the Closing Date, not terminate currently maintained insurance for the Property and shall pay all related premiums as required effective insurance cover for the Property.

6.5.	The Seller shall:

6.5.1.	[use its best efforts to obtain not later than 5 Business Days prior to the Closing Date the Bank Pay-Off Letter,]13 and

6.5.2.
procure that a suretyship (Polish: poręczenie) is given, simultaneously with the execution of the Final Agreement, by [●]14 materially in a form attached hereto as Schedule 6.5.2, capped with the amount of the Price, to secure the obligations of the Seller under the Final Agreement; together with a legal opinion issued by a reputable law firm confirming that the fund [●] may issue such guarantee, under the [●] law, confirming the legal ability of said fund and due authorization of individuals acting on behalf thereof in respect of the issuance of said guarantee (the capacity and authority opinion), and

6.5.3.
[provided that the Purchaser complied with its obligation provided for in Section 5.6.1, procure that all Leases that have been assigned to the Bank, shall be reassigned unconditionally back to the Seller prior to the Closing Date,]15 provided that if the Seller fails to comply with Section 6.5.1 and/or 6.5.2 and/or 6.5.3, the Purchaser shall be entitled to postpone the Closing Date. If the Seller fails to comply with Section 6.5.1 and/or 6.5.2 and/or 6.5.3 by the postponed Closing Date as stated in the Purchaser's Postponement Notice, the Purchaser shall be entitled to rescind this Agreement with immediate effect.

6.6.
The Seller shall request [the Bank to reassign the Collateral Documents prior to the Closing, and the relevant banks and other]16 issuers of the Non-Assignable Collateral Documents for their consent to the assignment of the rights under such Non-Assignable Collateral Documents to the Purchaser (and including if possible a consent for assignment to a subsequent owner of the Building and an entity financing the Purchaser and a subsequent owner of the Building) and shall use its reasonable efforts to obtain such reassignment and consents and assign all Collateral Documents to the Purchaser. In addition, the Seller shall require the Tenants listed in Schedule 6.6 to top up the Collateral Money up to the amounts required pursuant to the applicable Leases and specified in Schedule 6.6.

6.7.
If the Seller, despite its efforts: (i) fails to obtain the consent for the assignment of any of the Non-Assignable Collateral Documents prior to the Closing, [(ii) fails to procure the reassignment prior to the Closing Date of the Collateral Documents assigned to the Bank,]17 and/or (iii) fails to receive the deposits from the respective Tenants that would result in the Collateral Money being in compliance with the Respective Leases (such amounts to be received by the Seller shall be referred to as the “Collateral Money Shortfalls” ) the Seller, pursuant to Art. 876 and following of the Polish Civil Code (Dz. U. of 1964, No. 16, item 93, as amended) will grant on the Closing Date simultaneously with the execution of the Final Agreement, a suretyship (Polish: poręczenie) to the Purchaser for the payments of the Tenants whose obligations will be secured on the Closing Date by: (i) the Non-Assignable Collateral Documents - that will remain on the Closing Date non-assignable to the Purchaser, [(ii) Collateral Documents that will remain on the Closing Date assigned to the Bank,] and/or (iii) Collateral Money provided the amount of such Collateral Money is not in compliance with the respective Lease. The suretyship shall be granted for the time until the earlier of: (i) the expiry of the relevant the Non-Assignable Collateral Documents, or, (ii) the assignment of rights under such Non- Assignable Collateral Document [and/or Collateral Document that remains assigned to the Bank,] to the Purchaser, but not earlier when all Collateral Money Shortfalls are paid to the Purchaser. The liability of the Seller under such suretyship shall be limited to the aggregate amount of all the Non-Assignable Collateral Documents that will remain on the Closing Date non-assignable to the Purchaser, [Collateral Documents that remain assigned to the Bank on the Closing Date] and the Collateral Money Shortfalls existing on the Closing Date. In relation to the Non-Assignable Collateral Documents [and the Collateral Documents that remain assigned to the Bank on the Closing Date], the Seller shall be liable only to the extent that the Seller receives the Purchaser notice about the claim under the respective Lease no later than 3 (three) Business Days prior to the expiry of the relevant Collateral Document. If such notice is received on the 3rd Business Day prior to the expiry of the relevant Collateral Document or later then the Seller shall be only liable for reasonable efforts to obtain proceeds from the collateral and transfer the received proceeds to the Purchaser.

6.8.
To secure the performance by the Seller of its obligations under the above suretyship, the Purchaser shall retain from the Price the amount that shall be the aggregate of the amount of all the Non-Assignable Collateral Documents that will remain on the Closing Date non-assignable to the Purchaser, [Collateral Documents that remain assigned to the Bank on the Closing Date,] and the Collateral Money Shortfalls existing on the Closing Date. The retention shall be released to the Seller from the Escrow Account in tranches in the amounts equal to the amounts of Collateral Money Shortfalls received by the Purchaser and equal to the amounts of the Non-Assignable Collateral Documents [and Collateral Documents that remain assigned to the Bank on the Closing Date], that are eventually assigned to the Purchaser or shall have expired.

6.9.
In the case the Seller concludes a new lease with any third party (including extensions and renewals) in accordance with this Agreement, other than leases referred to in Schedule 6.9, the Seller shall bear no costs of agents or tenant’s fit-outs or other incentives, that shall be borne by the Purchaser. All costs related to the leases concluded by the Seller in accordance with this Agreement, referred to in Schedule 6.9, including costs of agents or tenant’s fit-outs or other incentives shall be borne by the Seller. For the avoidance of doubts any leases concluded in accordance with this Agreement between the date of this Agreement and the Closing Date shall be the Leases for the purpose of the Final Agreement.

6.10.	[Deal specific covenants – as listed in separate table for each of locations]

6.11.
The Seller undertakes to remove the defects listed in Schedule 6.11 by the Closing Date. At the latest one day prior to the Closing Date, the Parties will jointly investigate the Property in order to determine whether the defects listed in Schedule were fully removed. In the case, any defect listed in Schedule 6.11 has not been fully removed, the Seller will be obliged to pay the Purchaser contractual penalty in the amount indicated in Schedule 6.11, corresponding to the given defect and the Purchaser shall be entitled to set off that contractual penalty from the Price. In the event, the Parties fail to reach an agreement whether the given defect was fully removed or not, each Party will be entitled to refer a dispute to the Construction Expert. The Construction Expert will be obliged to settle the case immediately by deciding whether a given defect was removed. If a given defect was not removed, the Construction Expert will indicate what construction works should be performed in order to fully remove a defect. A decision of the Construction Expert shall be final and binding upon the Parties. The Parties will cover the costs of the Construction Expert in equal parts.

7.	RIGHT OF RESCISSION

7.1.	The Purchaser shall be entitled to rescind (Polish: odstąpienie) this Agreement with an immediate effect in the event any of the below occurs:

7.1.1.
subject to the second sentence of this Section any of the Seller’s Warranties proves to be or becomes untrue and the Seller does not remedy such breach prior to the Closing Date; in particular in the event that a compulsory mortgage is established over the Property or applied for or an enforcement proceeding is initiated by any competent authority or body against the Property or any other application was registered in the relevant land & mortgage register in relation to the Property (other than the ones resulting from this Agreement). The Purchaser shall not be entitled to rescind this Agreement due to a breach of Seller’s Warranties specified in Sections 2.1.6 - 2.1.17, if the Losses of the Purchaser related to the falsity of a Warranty or Warranties do not in aggregate exceed Euro 30,000 (in which case such Losses would still be used for calculations of Losses under Section 8.4);

7.1.2.
the Seller has breached, any of its obligations under Section 6.1 or 6.2 and the Seller does not remedy that breach within 10 (ten) Business Days following the receipt of the Purchaser’s notice in this respect and/or has not performed its obligations set out in Section [●]18;

7.1.3.	the Seller fails to execute the Final Agreement; and/or

7.1.4.	in the circumstances specified in Section 6.5, 7.2, 7.3 and/or 7.4.

provided that the Purchaser shall be entitled to rescind this Agreement pursuant to any of the above reasons until 31 May 2012 but no longer than until the signing of the Final Agreement.

7.2.
If the Property, any of the Affiliated Properties, or any part thereof is damaged and the damage is not fully repaired prior to the Closing Date, and provided that either the aggregate costs of repair of a damage to the Property and Affiliated Properties (including construction costs, architects fees and project management and coordination fees) exceeds Euro 3,000,000 or the aggregate costs of repair of a damage to the Property (including construction costs, architects fees and project management and coordination fees) exceeds Euro 500,000, then either Party shall have the right to rescind the Agreement. If none of the Parties rescinds the Agreement, and the Property was damaged then the Parties shall sign the Final Agreement and:

7.2.1.
the Seller shall assign on the Closing Date to the Purchaser the proceeds payable under the insurance policy to cover the costs of repair and the pay outs under the policy to cover the rent lost due to the repair, and

7.2.2.	the Price (a part attributed to the Building) shall be decreased by any deductible under the above insurance policy, and

7.2.3.
to the extent not covered by the proceeds from the insurance policy the Seller shall indemnify the Purchaser against reasonable construction costs, architects fees as well as project management and coordination fees, and

7.2.4.	the Seller shall indemnify the Purchaser in the Final Agreement against any reduction in the rental income resulting from the damage not being rectified after the execution of the Final Agreement.

7.3.
If the Property, any Affiliated Property or any part thereof is damaged and the damage is not repaired prior to the Closing Date, but neither the aggregate costs of repair of a damage to the Property and Affiliated Properties (including construction costs, architects fees and project management and coordination fees) exceeds Euro 3,000,000 nor the aggregate costs of repair of a damage to the Property (including construction costs architects fees and project management and coordination fees) exceeds Euro 500,000 of the Price, and provided that the Property is damaged, then the Seller will collect the insurance proceeds and shall manage and procure the repair of the damage and the Closing Date shall be postponed until the removal of such damage (the Closing Date shall be then on the 10th Business Day following the removal of such damage) but if such damage is not completely removed within 1 (one) month from the original Closing Date, the Purchaser shall be entitled either to rescind this Agreement or require the Seller to sign the Final Agreement in which case:

7.3.1.	the Seller shall remain obliged to completely repair the damage within 10 (ten) Business Days following signing of the Final Agreement,

7.3.2.
the Purchaser shall withhold from the Price the amount equal to 150% of the estimate of the aggregate costs of repair of a damage to the Property existing at the time (including architects fees and project management and coordination fees), as a security for the performance of the obligations of the Seller as specified in Section 7.3.1. that should be released to the Seller upon the completion of the removal of the damage or could be used by the Purchaser, if such damage is not completely rectified within 30 Business Days from the execution of the Final Agreement, to cover the costs of such repairs, and

7.3.3.	the Seller shall indemnify the Purchaser in the Final Agreement against any reduction in the rental income resulting from the damage not being rectified after the execution of the Final Agreement.

7.4.
If the Property is not damaged but any Affiliated Property or any part thereof is damaged and the damage is not repaired prior to the Closing Date, but the aggregate costs of repair of a damage to the Affiliated Properties (including construction costs, architects fees and project management and coordination fees) does not exceed Euro 3,000,000, the Closing Date shall be postponed until the removal of such damage (the Closing Date shall be then on the 10th Business Day following the removal of such damage) but if such damage is not completely removed within 1 (one) month from the original Closing Date, the Purchaser shall be entitled to rescind this Agreement.

7.5.
If the Purchaser rescinds this Agreement pursuant to Section 7.1 due to circumstances for which the Seller is liable (and for the avoidance of doubt the Seller shall remain liable for acts and omissions of its contractors), the Seller shall be obliged to pay the Purchaser a contractual penalty in the amount of 2,000,000 EUR. The rescission by the Purchaser for the reasons specified in Section 6.5.2 and/or 6.5.3, 7.1.1, 7.1.2, and/or 7.1.3, shall be deemed to be due to circumstances for which the Seller is liable. The Seller irrevocably waives the right to claim a reduction of the contractual penalty referred to in Art. 484 par. 2 of the Civil Code. In the case, any of the Transacting Affiliates on the Purchaser’s side rescinds the relevant Preliminary Transaction Document and claimed payment of the contractual penalty based on the relevant Preliminary Transaction Document, then the Purchaser will not be entitled to claim contractual penalty referred to in this Section.

7.6.	The Seller shall be entitled to rescind (Polish: odstąpienie) this Agreement:

7.6.1.	if any of the Purchaser’s representations and/or warranties specified in Section 3 proves to be or becomes untrue and the Purchaser does not remedy such breach prior to the Closing Date;

7.6.2.	the Purchaser fails to sign the Final Agreement; and/or

7.6.3.	in the circumstances specified in Section, 5.3.1, 5.6, and/or 7.2;

provided that the Seller shall be entitled to rescind this Agreement pursuant to any of the above reasons until 31 May 2012 but no longer than until the signing of the Final Agreement.

7.7.
If the Seller rescinds the Agreement due to the reasons for which the Purchaser is liable for, or any Seller’s Transacting Affiliate rescinds the respective Preliminary Transaction Document due to the reasons for which a respective Purchaser’s Transacting Affiliate is liable for, the Seller shall be entitled to the contractual penalty in the amount of the [ ] USD. The Purchaser irrevocably waives the right to claim a reduction of the contractual penalty referred to in Art. 484 par. 2 of the Civil Code. The rescission by the Seller for the reasons specified in Section 7.6.1, 7.6.2, 5.3.1 and/or 5.6 shall be deemed to be due to circumstances for which the Purchaser is liable (and for the avoidance of doubt the Purchaser shall remain liable for acts and omissions of its contractors).

7.8.	This Agreement shall automatically expire, except for the provisions specified in the last sentence, if:

7.8.1.	any of the Transacting Affiliates rescinds the relevant Preliminary Transaction Document other than Wrocław Agreement; or

7.8.2.
Transacting Affiliate which a party to the Wrocław Shares Agreement, rescinds the Wrocław Shares Agreement, except for rescission of the relevant Transacting Affiliate on the Purchaser’s side from the Wrocław Shares Agreement pursuant to Section 9.3 of the Wrocław Shares Agreement;

7.8.3.
relevant Transacting Affiliate which is a party to the Wrocław Agreement rescinds the Wrocław Agreement except for rescission by the relevant Transacting Affiliate on the Purchaser’s side from the Wrocław Agreement pursuant to Section 7.10 of the Wrocław Agreement.

The provisions which shall not expire pursuant to this Section shall be Sections 7.7- 7.9, 11.6 and 11.8 that shall still be binding the Parties.

7.9.
In the event that either Party rescinds this Agreement, the obligations to pay contractual penalties, the obligation to indemnify the other Party for the breach of the Agreement, as well as confidentiality obligation as set out in Section 11.6 and the arbitration clause as set out in Section 11.8 shall remain valid and enforceable.

[additional Section 7.10 applicable to Wrocław only:

7.10.
According to Point 9.3 of the Wrocław Agreement on Shares, in the case when the Purchaser is not fully satisfied with the results of the audit of the Seller's company, the Purchaser shall be entitled to withdraw from the Wrocław Agreement on Shares until 31 January 2012. In the case the Purchaser executes the above mentioned right, this Agreement shall come into force and the Seller shall be entitled to withdraw from this Agreement until 28 February 2012, however only under the condition of simultaneous (together with the delivery of the statement on withdrawal) delivering to the Purchaser of the instructions rendering it possible for the Purchaser to draw the Deposit from the USC Escrow Account, to which the deposit paid by the Purchaser on the basis of Point 5.7 of the Wrocław Agreement on Shares will be transferred - according to Point 5.3.1 of this Agreement. In the case of withdrawal from this Agreement by the Seller in the situation described above the provision of Point 7.7 shall not apply.]

8.	PURCHASER’S REMEDY

8.1.	General

The Seller shall indemnify and hold harmless (Polish: zwolni z odpowiedzialności oraz naprawi szkodę) the Purchaser against Losses resulting from any of the Warranties being untrue on the Closing Date ("Breach"). Subject to the limitations described in this Sections 8, the liability of the Seller for a Breach of the Warranties shall be on the “risk basis” and shall apply irrespective of the existence or non-existence of negligence or fault of the Seller. The limitations of the Seller’s liability for the Breach do not apply to the Breach resulting from a gross negligence or an intentional fault of the Seller. The Parties pursuant to Article 558 of the Polish Civil Code exclude liability of the Seller under the statutory warranty for legal and physical defects of the Property.

8.2.	Time limits

The Seller shall not be liable in respect of any claim for falsity of a Warranty ("Claim"), unless the Purchaser delivers a written notice of the Breach to the Seller (setting out the matter which gives rise to its Claim):

8.2.1.	in case of any Claim under the Warranties specified in Sections 2.1.1 - 2.1.5 or their equivalent in the Final Agreement, on or before the date that is 42 (forty two) months from the Closing Date;

8.2.2.	in case of any Claim under any Warranties on or before the date that is 24 (twenty four) months from the Closing Date.

8.3.	Monetary limits on the Seller’s liability

The Seller shall not be liable:

8.3.1.	in respect of the Losses resulting from any breach of the Warranties stipulated in Sections 2.1.1 - 2.1.5 or their equivalent in the Final Agreement, in any part exceeding the Price;

8.3.2.	in respect of any other Losses resulting from any breach of any Warranties other then referred to in Section 8.3.1, in any part exceeding the 25% of the Price;

provided however that the Seller's liability for Losses, whether resulting from a breach any and all Warranties under this Agreement or the Final Agreement, or breach of any covenants, shall not exceed the equivalent of the Price in the aggregate.

8.4.	Aggregate Minimum Claims

The Seller shall not be liable in respect of any Losses resulting from a Breach of Warranties or Covenants, unless the sum of all Losses exceeds Euro 30,000, in which case the Seller shall be liable for the entire amount of such Losses and not merely the excess above the amount of Euro 30,000. The limitation specified in this Section 8.4 does not apply to the obligations of the Seller pursuant to Section 8.6.2.

8.5.	Seller's Remedy

8.5.1.
The Purchaser hereby agrees that it shall be liable to indemnify and to hold harmless the Seller from and against all Losses resulting from or relating to any falsity or breach of, its representation or warranty contained in this Agreement, but the Purchaser's liability for the Losses incurred by the Seller shall, subject to the below not exceed 100% of the Price.

8.5.2.
The Purchaser shall not be liable in respect of any Losses of the Seller, unless the sum of all Losses exceeds Euro 30,000, in which case the Purchaser shall be liable for the entire amount of such Losses and not merely the excess above the amount of Euro 30,000. This limitation does not apply to the obligations of the Purchaser pursuant to Section 8.6.1.

8.6.	Other Indemnities

8.6.1.
If after the Closing the Purchaser terminates any of the Leases on the basis of Article 678 §1 of the Polish Civil Code, i.e. due to the Purchaser becoming the new owner of the Property and the Tenant under such terminated Lease makes a claim against the Seller pursuant to Article 679 §1 of the Polish Civil Code for indemnification arising from the return of the leased premises earlier than provided under the given Lease due to the Purchaser exercising its right referred to in the preceding sentence, the Purchaser shall indemnify the Seller for any such losses incurred for that reason.

8.6.2.
In the event, the Property or any part thereof remains damaged on the Closing Date and the Seller shall not disclose such damage to the Purchaser prior to the Closing, the Seller shall indemnify and hold harmless the Purchaser (Polish: zwolni z odpowiedzialności oraz naprawi szkodę) against Losses resulting from or relating to such damage (including costs of repair, claims of tenants and or lost rent or other amount payable by Tenants under Leases).

8.6.3.
[If the Mortgages are not discharged despite the Bank receiving the full payment of the Bank Receivables in accordance with the Pay-Off Letter,]19 or any Encumbrance other than the Permitted Encumbrance is registered or filed for registration in relation to the Property after this Agreement but prior to the Closing, and the Purchaser does not exercise its right to rescind this Agreement on this basis, the Seller shall be liable to the Purchaser for discharging such Mortgagees and any other Encumbrances.

8.6.4.	[Deal specific indemnities - as listed in separate table for each of locations.]

9.	COOPERATION WITH PURCHASER’S AUDITORS

Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser’s auditor (Deloitte & Touche LLP or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the year to date of the year in which the Closing occurs plus up to the one additional prior calendar year.  Purchaser shall be responsible for all out-of-pocket costs associated with this audit.  Seller shall cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit.  In addition, Seller agrees to provide to Purchaser’s auditor, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing.  Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser or any Affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information.  This provision shall survive execution of the Final Agreement.

10.	NOTICES

10.1.
All notices and other communications under this Agreement (“Notices”) shall be in writing and shall be sent by registered or recorded delivery mail or by a reputable courier (it means DHL, UPS, TNT) to the persons and addresses specified below or to such other person and/or address as a Party may specify by written notice to the other Party.

10.2.	Notices shall be addressed as follows:

10.2.1.	for the Seller:

Prologis Poland [●] sp. z o.o.

ul. Złota 59, 00-120 Warsaw

For the attention of: Ben Banattyne and Anna Jonsson

10.2.2.	for the Purchaser:

Piran Investments sp. z o.o. [●] S.K.A.

ul. Bonifraterska 17, 00-203 Warsaw

For the attention of: Mieczysław Godzisz and Tomasz Chodkiewicz with a copy to:

Hines Interest Limited Partnership

2800 Post Oak Blvd.

Suite 4800, Houston, Texas 77056

for the attention of: Jason P. Maxwell, Esquire

11.	MISCELLANEOUS

11.1.	Purchaser’s Undertaking

The Purchaser guarantees the Seller that none of Purchaser’s Transacting Affiliate will breach any of the Preliminary Transaction Document in a manner that would entitle any of the Seller’s Transacting Affiliate to rescind the respective Preliminary Transaction Document due to the reasons for which a respective Purchaser’s Transacting Affiliate is liable for.

11.2.	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors. No merger of the Seller and no merger of the Purchaser shall release the Seller or the Purchaser from any obligation or liability under this Agreement.

11.3.	No Waiver

Any waiver by any Party of any of its rights under this Agreement shall be made in writing to be effective. The failure by a Party to enforce at any time or for any period of time any provision of the Agreement shall not be construed as a waiver of that provision or of the right of the Party thereafter to enforce every provision of this Agreement.

11.4.	Entire Agreement; Amendments; Schedules

11.4.1.
This Agreement, all Schedules hereto, and all other agreements represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede all prior oral, written and all contemporaneous oral negotiations, commitments and understandings between the Parties. The Parties may only amend or modify this Agreement (to be valid) in the form of a notarial deed.

11.4.2.	If the provisions of any Schedule to this Agreement are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail.

11.4.3.	The Schedules attached hereto are hereby incorporated as integral parts of this Agreement.

11.5.	Severability

Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. The Parties hereby undertake to replace any invalid or ineffective provision with a new provision, which is valid and effective and comes as close as possible to such invalid or ineffective provision.

11.6.	Confidentiality

11.6.1.
The Parties shall keep in confidence all knowledge and information of a secret or confidential nature with respect to the terms and conditions of this Agreement and the business of the other Party (including the information obtained during the due diligence process) and shall not disclose, publish or make use of the same without the prior written consent of the other Party, except to the extent that: (a) disclosure is required by law or legal process, (b) such information shall have become public knowledge other than by breach of this Agreement by the disclosing Party, or (c) such information shall have been received by the disclosing Party from a third person who has the lawful right to make such disclosure without restriction. The foregoing undertakings as to confidentiality shall not apply to disclosure by either Party to any of its investors, any of its lenders, advisors and/or the advisors of any lender of a Party provided that they are obliged to keep the relevant information confidential. The Parties shall consult each other as to the contents of any announcement or press release to be made by either of them and any disclosure as to the Price must be agreed by the Parties, each acting reasonably.

11.6.2.
Notwithstanding anything to the contrary contained herein, either Party and its representatives shall be entitled to retain one copy of the “Confidential Information” to the extent necessary in order to comply with any applicable laws or regulations and document retention policies, and shall only be required to use commercially reasonable efforts to return or destroy any materials stored electronically, and either Party and its representatives shall not be required to return or destroy any electronic copy of the Confidential Information created pursuant to their standard electronic backup and archival procedures. Notwithstanding anything to the contrary herein, either Party or its affiliates or any entity advised by its affiliates) shall be permitted to disclose in press releases, U.S. Securities and Exchange Commission (“SEC”) and other filings with governmental authorities, financial statements and/or other communications such information regarding the transaction contemplated by this Agreement and/or the terms of this Agreement and any such information relating to the Property as may be necessary or advisable to comply with any applicable federal or state securities laws, rules, or regulations (including SEC rules and regulations), “generally accepted accounting principles,” or other accounting rules or procedures or prior custom, practice, or procedure of Prologis, Inc. for the Seller or Hines Global REIT, Inc. for the Purchaser. Without limiting the foregoing, Prologis, Inc or Hines Global REIT, Inc. may file this Agreement with the SEC after the execution of the same and may file a form “8-K” and/or prospectus supplement to which this Agreement may be attached.

11.7.	Rate of Exchange

For the purposes of calculation of any amounts expressed in EUR (other than under Section [●]) the Parties shall apply the average rate of exchange of the National Bank of Poland for the date of occurrence of the relevant event (e.g. damage to the Property, receipt of the Claim etc),

11.8.	Disputes and Interpretation

11.8.1.
All disputes arising out of or in connection with this Agreement, and/or the suretyship referred to in Section 6.5.2, and/or the Suretyship Agreement and/or the Final Agreement, and/or any or all of the other Preliminary Transaction Documents, shall be settled by the Court of Arbitration at the Polish Confederation of Private Employers Lewiatan in Warsaw pursuant to the Rules of this Court being in force at the date of filing the statement of a claim. The number of arbitrators shall be 3 (three). The place of arbitration shall be Warsaw, Poland. The language to be used in the arbitral proceedings shall be English. The arbitrators decision shall be in Polish and in English. Where there are multiple claimants or multiple respondents, the multiple parties jointly, whether as claimants or respondents, shall appoint an arbitrator. In the absence of a joint appointment, the Nominating Committee shall appoint an arbitrator for the defaulting party. If more than one arbitration is commenced under or in connection with this Agreement, and/or the suretyship referred to in Section 6.5.2, and/or the Suretyship Agreement and/or the Final Agreement, and/or any or all of the other Preliminary Transaction Documents, and that two or more arbitrations are related, the Parties agree that the arbitral tribunal appointed in the first-filed of such proceedings may, in the interest of efficiency, consolidate the two or more proceedings, subject to the provisions of the Rules of this Court.

11.8.2.	Without prejudice to the above, in the event of a dispute between the Parties as to any of the following:

11.8.3.	existence of a damage to the Property,

11.8.4.	costs of repair of a damage,

11.8.5.	estimated of the aggregate costs of repair of a damage referred to in Section 7.3.2.

such dispute may be first submitted to the Construction Expert by any of the Parties. The Construction Expert’s decision shall be final and binding upon the Parties except for an obvious error or fraud. The Parties shall bear the costs for the Construction Expert’s in equal parts.

11.9.	Language of the negotiations

The Parties declare that they have negotiated this Agreement in English.

12.	APPLICATION TO THE COURT

On the basis of this notarial deed, the Seller applies to the District Court in [●], [●] the Land and Mortgage Registry Division, to enter in Section III of Land and Mortgage Register number [●] the claims arising from this Agreement to the benefit of [●] (address: [●]).

13.	COSTS

13.1.	Costs of Counsel

Each Party shall retain its own counsel in connection with the negotiation and execution of this Agreement and each Party shall bear the costs of its own counsel.

13.2.	Brokerage Fees

The fees of all brokers, finders and investment banks which were instructed by the Purchaser to act in connection with the transactions contemplated hereby shall be borne by Purchaser exclusively. The fees of all brokers, finders or investment banks which were instructed by the Seller to act in connection with the transactions contemplated hereby shall be borne by Seller exclusively.

13.3.
The notarial fees (including VAT) and court fees payable in connection with this Agreement and any annexes hereto shall be borne by the Purchaser and made by a transfer to the specified bank account of the Notary Office.

13.4.
For the purpose of the collection of the notarial fees, the Parties set the value of the subject of this Agreement at EUR [●], which is the equivalent of PLN [●] ([●] zlotys) according to the average exchange rate of the EUR on the date hereof (Table of average exchange rates [●]/A/NBP/2011 announced on [●] 2011), pursuant to which EUR 1 = PLN [●].

13.5.	Fees collected:

(a)	a court fee on the basis of article 43 Section 3 of the Act on court fees in civil cases dated 28 July 2005 (Journal of Laws No. 167 item 1398, as amended)PLN [●]

(b)	a notary fee on the basis of § 3 and 16 of the ordinance of the Minister of Justice dated 28 June 2004 (Journal of Laws No. 148, item 1564, as amended)PLN [●]

(c)	23% tax on the basis of Article 18 of the Act on the Tax on Goods and Services, dated 11 March 2004 (Journal of Laws No. 54, item 535, as amended)PLN [●]

In total:                      PLN [●]

This deed was read, translated into English by [●], son/daughter of [●], residing in [●] at ul. [●], holder of identity card [●], with PESEL [●], recorded under number TP/[●] on the list of sworn translators maintained by the Ministry of Justice.

This deed was read, approved and signed

1 In the case of freehold the description will be changed

2 In the case of freehold the description will be changed

3 Only if perpetual usufruct

4 ibid

5 In the case of the ownership, the Seller is an owner of the Land and the Building.

6 In the case of perpetual usufruct the clause will be split to describe the perpetual usufruct of the Land and the ownership of the Building being free from encumbrances.

7 This part is not applicable for Sosnowiec, as currently there is no bank or other financing entity secured on this property. Therefore, in agreement for Sosnowiec, any references to Pay-Off letter, Bank and/or Bank Receivables are not applicable.

8 Applicable only to perpetual usufruct properties with an agreement granting perpetual usufruct in place.

9 This depend on the manner of representation

10 This depends on the title

11 Details of the register to be specified in the Escrow Agreement.

12 Details of the register to be specified in the Escrow Agreement.

13   This part is not applicable for Sosnowiec, as currently there is no bank or other financing entity secured on this property. Therefore, in agreement for Sosnowiec, any references to Pay-Off letter, Bank and/or Bank Receivables are not applicable.

14  In agreements for Wrocław and Warsaw III the suretyship should be issued by ProLogis European Holdings X s.a r.l., for Sosnowiec and Warsaw I - ProLogis European Holdings VI s.a r.l., while for Bedzin I - PLD INTERNATIONAL HOLDING LLC and ProLogis European Holdings VI S. à r. l.

15  This part is not applicable for Sosnowiec, as currently there is no bank or other financing entity secured on this property. Therefore, in agreement for Sosnowiec, any references to Pay-Off letter, Bank and/or Bank Receivables are not applicable.

16 This part is not applicable for Sosnowiec, as currently there is no bank or other financing entity secured on this property. Therefore, in agreement for Sosnowiec, any references to Pay-Off letter, Bank and/or Bank Receivables are not applicable

17 This part is not applicable for Sosnowiec, as currently there is no bank or other financing entity secured on this property. Therefore, in agreement for Sosnowiec, any references to Pay-Off letter, Bank and/or Bank Receivables are not applicable.

18 Reference to those deal specific covenants which are particularly vital from the Purchaser’s perpective.

19 This part is not applicable for Sosnowiec, as currently there is no bank or other financing entity secured on this property. Therefore, in agreement for Sosnowiec, any references to Pay-Off letter, Bank and/or Bank Receivables are not applicable

SCHEDULE                                A

DEFINITIONS

(A)
“Acquisition Bank Loan” means a loan that maybe granted by a Financing Bank to the Purchaser to purchase the [proper description of the legal title to the Property] and pay the Price and/or VAT payable on the Price, or only VAT payable on the Price;

(B)
“Affiliate” means, with respect to any person, another person who, directly or indirectly, (a) Controls the first person, (b) is Controlled by the first person, or (c) is under common Control with the first person;

(C)	"Affiliated Conforming Tax Rulings" means Conforming Tax Rulings as defined in the following Preliminary Transaction Documents, except for Wrocław Shares Agreement and this Agreement.

(D)	“Affiliated Properties” means all properties defined as “Property” under all of the Preliminary Transaction Documents.

(E)	“Agreement” means this Preliminary Agreement for the Sale of [●].

(F)	“Agreements with Architects” mean the agreements listed in Schedule (F);

(G)	“Bank” means [●];

(H)
[“Bank Pay-Off Letter” means a pay-off letter to be issued by the Bank in which it will (i) indicate the amounts of its Bank Receivables as of the Closing Date, (ii) represent that upon payment of the Bank Receivables it (a) will have no outstanding claims of any nature which are secured by the Mortgages or any other security instruments affecting the Property, (b) will release the Mortgages and any of the above security instruments;]20

(I)	[“Bank Receivables” means the amount of the receivables secured by the Mortgages, including the interest, early repayment fees etc;]21

(J)	“Building” means [●] located on the Land, with the address: ul. [●];

(K)
“Building Permits” means the decision no. [●] issued by the [●] on [●] as amended by the decision no. [●] issued by the [●] on [●], the decision no. [●] issued by the [●] on [●] and the decision no [●] issued by the [●] on [●];

(L)	“Business Day” means any day of the year (other than any Saturday or Sunday) on which banks are open for business in Poland and New York, NY, United States of America;

(M)	“Certificates” are defined in Section 5.4.1;

(N)	“Closing” means execution and performance of the Final Agreement and “Close” has a corresponding meaning;

(O)	“Closing Date” is defined in Section 4.2;

(P)
“Collateral” means security for the performance of the Tenants' obligations under the Leases that has been or should be delivered by Tenants to the Seller (including bank guarantees, parent company guarantees but excluding declarations on voluntary submission to enforcement (the “Collateral Documents”) as well as cash deposits (the “Collateral Money”);

(Q)
“Conforming Tax Rulings” means Tax Rulings where both confirm the same tax treatment of the sale of the [ownership] [perpetual usufruct] of the Land an the ownership of the Building by the Seller to the Purchaser. It means that both either state that: (i) the sale of the perpetual usufruct of the Land and the ownership of the Building by the Seller is subject to VAT and is not VAT exempt or (ii) the sale of the perpetual usufruct of the Land and the ownership of the Building by the Seller to the Purchaser is exempt from VAT and as a result (a) the Purchaser would be disallowed recovery of input VAT resulting from such transaction and (b) the sale is subject to a tax on civil transaction;

(R)
"Construction Expert" means Gleeds Polska sp. z o.o., or if that Construction Expert cannot or is not willing to accept its appointment within 14 (fourteen) days, EC Harris sp. z o.o., or if that Construction Expert cannot or is not willing to accept its appointment within 14 (fourteen) days Mace Polska sp. z o.o.

(S)	“Deposit” means the amount of [●] USD;

(T)
“Due Diligence Materials” means the documents and information that were made available by the Seller to the Purchaser for the purposes of the Purchaser's due diligence. The list of Due Diligence Materials constitutes Schedule 2.1.14;

(U)
“Encumbrance” means any claims and third party rights, including, in particular rights in rem, security interest, pledge, right of first refusal, pre-emption right, option, lease, seizure under enforcement proceedings, right to use, easement or any other encumbrance or limitation in possession, use, operation, management or disposal, both contingent and actual;

(V)
“Environmental Law” means any law (whether civil, criminal or administrative), including but not limited to the Environmental Protection Act 2001 dated 27 April 2001 (ustawa z dnia 27 kwietnia 2001 r. - Prawo ochrony środowiska), the Waste Management Act dated 27 April 2001 (ustawa z dnia 27 kwietnia 2001 r. o odpadach), the Act dated 13 April 2007 on preventing damage to the environment and curing damages (ustawa z dnia 13 kwietnia 2007 roku o zapobieganiu szkodom w środowisku i ich naprawie), the Act dated 3 October 2008 on making available information on the environment and its protection, the participation of the society in the environmental protection and environmental impact assessments (ustawa z dnia 3 października 2008 r. o udostępnianiu informacji o środowisku i jego ochronie, udziale społeczeństwa w ochronie środowiska oraz o ocenach oddziaływania na środowisko) and any other statute, subordinate legislation and duly ratified treaty, relating to: (a) the protection of, or prevention of harm to, the environment, natural resources, health or safety of humans, animals or plants, (b) noise, vibration or radiation, (c) the presence, usage, storage, treatment, clean-up, removal, management, transportation, manufacture, production or disposal of Hazardous Substances or their management, and (d) the release, discharge or emissions or process or other effluent into the environment;

(W)	“Escrow Agent” means an escrow agent that will open and maintain the Escrow Accounts, and approved by the Financing Bank (if applicable);

(X)	“Escrow Agreement” means the escrow agreement to be signed between the Seller, the Purchaser, the Financing Bank and the Escrow Agent by 28 February 2012;

(Y)	“Escrow Accounts” means the escrow accounts to be opened by the Escrow Agent and maintained under the terms and conditions as agreed under the Escrow Agreement;

(Z)	“Euro” means the lawful currency of participating member States of the European Union adopted under European Council Regulation (EC) No. 974/98;

(AA)
"Fields of Exploitation" means the following fields of exploitation subject to any limitations and/or exclusions under the Agreements with Architects: (i) production of copies of designs with the use of specific technology, including printing, reprographics, magnetic recording and digital technology; (ii) public performance, exhibition, screening, presentation as well as making the designs available in internet; (iii) use of the designs for the purpose of repairs, maintenance and reconstruction of the Building, respective installations, fixtures (iv) use of the designs for marketing, advertising and promotional purposes; and (v) use of the designs for the purpose of amending consents/authorizations regarding the Property;

(BB)
"Final Transaction Documents" means the following agreements: (1) agreement for sale of [●] between [●] and [●], (2) agreement for sale of [●] between [●] and [●], (3) agreement for sale of [●] between [●] and [●], (4) agreement for sale of [●] between [●] and [●], and (5) agreement for sale of [●] between [●] and [●] .

(CC)	“Financing Bank” means a bank that would grant the Purchaser the Acquisition Bank Loan;

(DD)	“Final Agreement” is defined in Section 4.1.1;

(EE)
“Governmental Entity” means Polish state or United States of America federal, local authority or administrative entities (Polish: organy władzy i administracji państwowej lub samorządowej), courts, local authority appeal bodies (Polish: samorządowe kolegia odwoławcze) and state agencies;

(FF)
"Hazardous Substances" means any and all material, substance, waste or product, pollutant, chemical substances, toxic contaminations, hazardous or noxious pollution (or words of similar import), including any material, substance, waste or product the removal of which is required or the presence or use of which is restricted, prohibited or penalized by any Environmental Law, excluding however (i) any domestic detergents (Polish: chemia gospodarcza) and (ii) any materials, substances, wastes or products that are stored by any of the Tenants in connection with the normal use of their premises for office purposes and/or for car wash, as applicable (batteries, printer cartridges, cleaning detergents, etc.);

(GG)
“Instruction” means the instruction executed by the Seller and the Purchaser simultaneously with the Final Agreement, providing for the release of the portion of the Price in the amount equal to the Bank Receivables, to the Bank and the balance of the Price and the entire amount of VAT payable on the entire Price, to the Seller.

(HH)
“Land” means the plot of land numbered [●] having a total area of [●] sq.m., located in [●], for which the [●]the District Court for [●] maintains land and mortgage register No. [●]. An excerpt from the Land and Mortgage Register No. [●] is attached as Schedule 1.1;

(II)	“Lease(s)” means the lease agreement concluded and remaining in force in respect of the Building; the list of Leases is attached hereto as Schedule 2.1.7(a);

(JJ)	“Lists” has a meaning attributed to it in Section 2.1.16(b)(i);

(KK)
"Losses" means the actual damage (damnum emergens) but excluding any lost profit (lucrum cessans) except for (i) any rent and service charge lost under any of the Leases and (ii) VAT due but not received from any Tenant;

(LL)	“Mortgages” mean the mortgages referred to in Section [●];

(MM)	“Movables” means movables listed in Schedule 2.1.12;

(NN)	“Non-Assignable Collateral Documents” means [●] ;

(OO)	“Notices” are defined in Section 9;

(PP)	“Occupancy Permit” means decision no. [●] issued by the Poviat Construction Supervision Inspector for the [●]on [●] allowing for occupancy of the Building;

(QQ)	“OFAC” has a meaning attributed to it in Section 2.1.16(a);

(RR)	“Orders” has a meaning attributed to it in Section 2.1.16(a);

(SS)	“Parking Places” means parking places located on the Land, marked on the plan attached as Schedule (SS);

(TT)	“Party” means a party to this Agreement and, unless indicated otherwise, “Parties” means every Party;

(UU)	“Permitted Encumbrances” means the Encumbrances described in Section 1 above, the Leases and encumbrances expressly indicated in Section 2.1.7(j);

(VV)	"Purchaser's Tax Ruling" means a tax ruling (Polish: interpretacja indywidualna) to be obtained by the Purchaser, issued by the relevant tax authority, pursuant to the Purchaser's application;

(WW)	"Purchaser's Transaction Affiliates" means [●];

(XX)	“PLN” means the lawful currency of the Republic of Poland;

(YY)	“Postponement Notice” is defined in Section 4.3.1;

(ZZ)
"Preliminary Transaction Documents" means the following preliminary agreements: (1) agreement for sale of [●] between [●] and [●], (2) agreement for sale of [●] between [●] and [●], (3) agreement for sale of [●] between [●] and [●], (4) agreement for sale of [●] between [●] and [●], (5)agreement for sale of [●] between [●] and [●], and (6) agreement for sale of the shares of [●] between [●] and [●].

(AAA)	“Price” is defined in Section 5.1;

(BBB)	“Property” means, collectively, the Land and the Building;

(CCC)
“Seller’s Best Knowledge” shall mean the actual knowledge of members of the management board of the Seller as well as of the following individuals [●],or knowledge that any such member or individual should have diligently performing its current function. All information contained in a written correspondence addressed to the management board of the Seller  shall be deemed to be known by the Seller.

(DDD)	"Seller’s Tax Ruling” - means a tax ruling (Polish: interpretacja indywidualna) to be obtained by the Seller, issued by the relevant tax authority, pursuant to the Seller's application;

(EEE)	"Seller's Transacting Affiliates" means [●]

(FFF)	“Target Closing Date” is defined in Section 4.2;

(GGG)	"Tax Rulings" means both the Purchaser’s Tax Ruling and the Seller’s Tax Ruling and a Tax Ruling shall mean one of them;

(HHH)	“Tenant” means a tenant under a Lease;

(III)	"Transacting Affiliates" means "Seller's Transacting Affiliates" or "Purchaser's Transacting Affiliates" as applicable;

(JJJ)	“VAT” means Polish value added tax at the rate in force when the relevant supply is made, and includes any similar Polish tax from time to time replacing it or of a similar fiscal nature;

(KKK)	“USD” means the lawful currency of the United States of America;

(LLL)	“USD Escrow Account” means the escrow account opened and maintained in accordance with the terms of the USD Escrow Agreement for the purpose of payment and disbursement of the Deposit;

(MMM)	“USD Escrow Agreement” means the agreement concluded on the day hereof between the Seller, the Purchaser and RBS Bank (Polska) S.A.;

(NNN)	“Warranty” means a statement of the Seller contained in this Agreement as provided for in Section 2, and “Warranties” means all of those statements of the Seller, as the case may be;

(OOO)
“Wrocław Agreement” means a preliminary agreement on sale of perpetual usufruct right to the land and the ownership of the buildings concluded between Prologis Poland XCI sp. z o.o. and Piran Investments sp. z o.o. Nero SKA  on 22 December 2011.

(PPP)
“Wrocław Shares Agreement” means a preliminary share purchase agreement for all shares in Prologis Poland XCI sp. z o.o. with its registered seat in Warsaw concluded between Prologis Poland XCI S.a r.l. and Piran Investments sp. z o.o. Nero SKA on 22 December 2011.

(QQQ)	“Wrocław Agreements” means jointly the Wrocław Agreement and Wrocław Shares Agreement.

(RRR)
“Suretyship Agreement” means a suretyship agreement concluded between the Seller and the Transacting Affiliates on the Seller’s side (except for Prologis Poland XCI S.a r.l.), and the Purchaser and the Transacting Affiliates on the Purchaser’s side, regarding a suretyship for the payment of contractual penalties by the Transacting Affiliates on the Seller’s side.

20 Not applicable to agreement for Sosnowiec, as there is no Bank and the property in not encumbered with Mortgages.

21 Not applicable to agreement for Sosnowiec, as there is no Bank and the property in not encumbered with Mortgages

Schedule 1.1 Extract from the Land and Mortgage Register no. [●]

Schedule 2.1.6(a) – Map showing the access from the property to [●] and [●].

Schedule 2.1.6(b) – Map showing connection points (Polish: przyłącza)

Schedule 2.1.6(c) – Map showing actual location of the Building on the Land

Schedule 2.1.7(a) – List of Leases

Schedule 2.1.7(d) – List of Collateral Documents

Schedule 2.1.7(f) – List of Collateral Money

Schedule 2.1.7(g) – List of claims for payment under Collateral

Schedule 2.1.7(h) – List of assigned Leases and Collateral

Schedule 2.1.7(k) - List of the monthly amounts of rents and service charges

Schedule 2.1.9(d) – List of Warranties and quality Guarantees\

Schedule 2.1.12 – List of Movables

Schedule 4.1.1 – Form of Final Agreement

Schedule 4.3.1 – Postponement Notice

Schedule 6.5.2 - Draft of the Fund Guarantee

Schedule 6.6 – List of tenant which need to top up the Collateral Money

Schedule 6.9 – List of currently negotiated lease agreements

Schedule 6.11 – List of defects

Schedule [●] List of Agreements with Architects

Schedule [●] - Map showing Parking Places